Exhibit 99.1

Armored AutoGroup Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash	$10,837	$13,051
Accounts receivable, net	91,529	67,897
Inventories	36,338	38,591
Receivable from IDQ	88	830
Receivable from Parent	269	—
Other current assets	12,001	10,980

Total current assets	151,062	131,349

Property, plant and equipment, net	24,913	26,245
Goodwill	353,230	356,789
Intangible assets, net	254,735	266,448
Investment in affiliate	10,000	10,000
Deferred financing costs and other assets, net	1,872	2,158

Total assets	$795,812	$792,989

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$19,857	$14,150
Accrued expenses and other current liabilities	38,485	30,531
Due to Parent	—	29
Current portion of long-term debt	3,000	3,000

Total current liabilities	61,342	47,710

Long-term debt, less discount and current portion	541,464	541,469
Other liability	2,500	2,500
Deferred income taxes	71,304	74,420

Total liabilities	676,610	666,099

Commitments and contingencies (Note 4)

Shareholder’s Equity:
Common stock ($0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively)	—	—
Additional paid-in capital	260,200	260,200
Accumulated deficit	(115,940)	(116,210)
Accumulated other comprehensive loss	(25,058)	(17,100)

Total shareholder’s equity	119,202	126,890

Total liabilities and shareholder’s equity	$795,812	$792,989

The accompanying notes are an integral part of these condensed consolidated financial statements.

Armored AutoGroup Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(In thousands)

	Three months ended
	March 31, 2015	March 31, 2014
Net sales	$82,441	$80,559
Cost of products sold	46,838	41,654

Gross profit	35,603	38,905
Operating expenses:
Selling and administrative expenses	10,507	11,552
Advertising costs	2,643	5,405
Research and development costs	575	608
Amortization of acquired intangible assets	8,968	9,111

Total operating expenses	22,693	26,676

Operating profit	12,910	12,229
Non-operating expenses:
Interest expense	11,793	11,949
Other (income) expense, net	205	(421)

Income before income taxes	912	701
Provision for income taxes	642	627

Net income	$270	$74

Other comprehensive loss:
Foreign currency translation loss	(7,958)	(1,892)

Comprehensive loss	$(7,688)	$(1,818)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Armored AutoGroup Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three months ended
	March 31, 2015	March 31, 2014
Cash flows from operating activities:
Net income	$270	$74
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,901	11,919
Share-based compensation	—	27
Deferred income taxes	(3,116)	(3,098)
Other	66	2
Cash effect of changes in:
Accounts receivable, net	(23,698)	(18,730)
Inventories	2,253	(2,586)
Prepaid taxes	—	2,830
Other current assets	(1,131)	(451)
Accounts payable and accrued liabilities	13,661	21,936
Due from IDQ	742	—
Other	(1,489)	102

Net cash (used in) provided by operating activities	(541)	12,025

Cash flows from investing activities:
Capital expenditures	(545)	(328)
Investment in affiliate	—	(10,000)

Net cash used in investing activities	(545)	(10,328)

Cash flows from financing activities:
Principal payments on term loan	(750)	(9,750)
Payment on advance from Parent	—	(50)

Net cash used in financing activities	(750)	(9,800)

Effect of exchange rate changes on cash	(378)	32

Net decrease in cash	(2,214)	(8,071)
Cash at beginning of period	13,051	21,253

Cash at end of period	$10,837	$13,182

Supplemental cash flow disclosures:
Cash paid for interest	$4,259	$4,695

Cash paid for income taxes	$4,141	$555

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Armored AutoGroup Inc.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — The Company and Summary of Significant Accounting Policies

The Company

Armored AutoGroup Inc. is a consumer products company consisting primarily of Armor All® and STP®, two of the most recognizable brands in the automotive aftermarket appearance products and performance chemicals categories, respectively. Armored AutoGroup delivers its products to distributors, resellers and end customers (collectively the customers) through its direct operations in the United States, Canada, Mexico, Australia, China and the United Kingdom and distributor relationships in approximately 50 countries. The Armor All and STP brands offer multiple automotive appearance and performance chemical products that can be found in most of the major developed countries around the world.

In September 2010, Viking Acquisition Inc., an entity owned by affiliates of Avista Capital Holdings, L.P. (“Avista”), entered into an agreement to acquire the AutoCare Products Business, Armor All, STP and certain other brands from The Clorox Company (“Clorox”) pursuant to the terms of a Purchase and Sale Agreement dated September 21, 2010 (the “Acquisition”). The Acquisition closed on November 5, 2010 and included employees in the United States and other countries dedicated to the Company, related product patent and developed technology and certain other assets, including the manufacturing facilities located in Painesville, Ohio and Wales, U.K. Viking Acquisition Inc. was subsequently renamed Armored AutoGroup Inc. (“AAG”). Armored AutoGroup Parent Inc. (“AAG Parent” or “Parent”) indirectly owns all of AAG’s issued and outstanding capital stock through its direct subsidiary and AAG’s direct parent, Armored AutoGroup Intermediate Inc. (“Intermediate”).

Basis of Presentation

The interim condensed consolidated financial statements for the three month periods ended March 31, 2015 and 2014 are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated results of operations, financial position and cash flows of the Company for the periods presented. The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ materially from the estimates and assumptions made. Further, the results for the interim period ended March 31, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2015, or for any future period.

The Company’s business is moderately seasonal and can be impacted by weather. Sales are typically higher in the first half of the calendar year as the Company’s customers in the northern hemisphere purchase inventory for the spring and summer seasons when weather is warmer than in the fall and winter months. This pattern is largely reflective of our customers’ seasonal purchasing patterns, as well as the timing of our promotional activities. Weather can also influence consumer behavior, especially for appearance products. Our appearance products sell best during warm, dry weather, and less strongly if weather is cold and wet. For these reasons, among others, the Company’s results for any quarter are not necessarily indicative of future quarterly results and, accordingly, period-to-period comparisons should not be relied upon as an indication of future performance.

Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted or condensed pursuant to the rules and regulations of the SEC. The information in this report should be read in conjunction with the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014, which includes a complete set of footnote disclosures, including the Company’s significant accounting policies. The consolidated balance sheet at December 31, 2014 has been derived from the Company’s audited financial statements at that date, but does not include all of the financial information or disclosures required by U.S. GAAP for complete financial statements.

Revenue Recognition

Sales are recognized when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed and determinable, and collection is reasonably assured. Revenue includes shipping and handling costs, which generally are included in the list price to the customer. Taxes collected from customers and remitted to governmental authorities are not included in sales. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

The Company routinely commits to on-going and one-time trade promotion programs with customers, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons offered through various programs to customers and consumers. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued expenses and other current liabilities line item in the Condensed Consolidated Balance Sheets and are recorded as a reduction of sales in the Condensed Statements of Comprehensive Loss.

Amounts received by the Company from the licensing of certain trademarks are recorded as deferred revenue in the Condensed Consolidated Balance Sheets and are recognized as revenue on a straight-line basis over the term of the licensing agreement when the underlying royalties are earned.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacturing of product, as well as manufacturing labor, depreciation expense, direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product, contract manufacturing costs, and provisions for inventory losses (including losses relating to excess and obsolete inventory). Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity, as well as costs associated with developing and designing new packaging.

Income Taxes

The Company uses the asset and liability method to account for income taxes. For purposes of the unaudited interim condensed consolidated financial statements, the Company calculates tax with reference to the anticipated effective tax rate for the annual financial period. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the differences between the financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by accounting guidance on the accounting for uncertainty in income taxes. Amounts for uncertain tax positions are adjusted when new information becomes available or when positions are effectively settled.

None of the Company’s goodwill is expected to be deductible for income tax purposes.

The Company files a consolidated federal and certain state income tax returns with its Parent. Income taxes have been prepared on a separate return basis. The Company pays its tax liability on behalf of its Parent.

Foreign Currency Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations, with the exception of the Company’s United Kingdom (“U.K.”) operation, whose functional currency is the U.S. dollar, during 2014 and prior. Subsequently, in early 2015 the Company’s U.K. entity switched their functional currency from the U.S. dollar to the British Pound sterling. An entity’s functional currency is the currency of the primary economic environment in which the entity operates. Management determined in early 2015 that due to a change in the manner in which the U.K. entity operates, that a switch in the functional currency to the British Pound sterling from the U.S. dollar was necessary.

When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other (income) expense, net. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the respective balance sheet reporting date. Income and expenses are translated at the average exchange rate during the period. Gains and losses on foreign currency translation are reported as a component of accumulated other comprehensive (loss) income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested.

Finite Lived Intangible Assets

Amortization of intangible assets with finite lives (customer relationships and licensing arrangements) is recognized over estimated useful lives ranging from 5 to 10 years, which the Company believes reasonably represents the time period in which the economic benefits of the intangible assets are consumed or otherwise realized. The Company has experienced a negligible attrition rate in its customer base, and is not able to identify a reliable pattern of attrition and, as such, is utilizing the straight line amortization method to amortize customer relationship intangible assets. Finite lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. There have been no instances of impairment identified.

Indefinite Lived Intangible Assets

The Company tests its trademarks and brand names with indefinite lives for impairment annually on the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. For trademarks and brand names with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company uses an income approach, the relief from royalty method, to estimate the fair value of its trademarks and trade names with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and brand name assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results.

Goodwill

The Company tests its goodwill for impairment annually as of the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. The first step of the goodwill impairment test is to compare the fair value of each reporting unit to its carrying amount to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss.

The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination at the date of the evaluation and the fair value was the purchase price paid to acquire the reporting unit.

The Company estimates the fair value of reporting units using a weighting of fair values derived from an income approach and a market approach. Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is inherently subjective in nature and often involves the use of significant estimates and assumptions based on known facts and circumstances at the time the Company performs the valuation. The use of different assumptions, inputs and judgments or changes in circumstances could materially affect the results of the valuation and could have a significant impact on whether or not an impairment charge is recognized and the magnitude of any such charge.

Income approach—To determine fair value, the Company uses a DCF approach for each of the reporting units. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s long range forecasts, and give consideration to historic and projected long term business trends and strategies. The other key estimates and factors used in the DCF include, but are not limited to, discount rates, future sales volumes, revenue and expense growth rates, changes in working capital, capital expenditure forecasts, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

Market approach—The Company uses the guideline public company method to select reasonably similar/guideline publicly traded companies for each of the Company’s reporting units. Using the guideline public company method, the Company calculates earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples for each of the public companies using both historical and forecasted EBITDA figures. By applying these multiples to the appropriate historical and forecasted EBITDA figures for each reporting unit, fair value estimates are calculated.

During the three months ended March 31, 2015, goodwill decreased by $3.6 million due to currency translation.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2015-03 — Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability to which they relate, consistent with debt discounts, as opposed to being presented as assets. The ASU is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015 and requires retrospective application. The adoption of this update on January 1, 2016 is not expected to have a material impact on our consolidated financial statements. As of March 31, 2015 and December 31, 2014, the unamortized deferred financing costs recorded on the Company’s balance sheets were $3.2 million and $3.6 million, respectively.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 10): Amendments to the Consolidation Analysis” (“ASU 2015-02”). The ASU provides guidance on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In accordance with ASU 2015-02, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 will be effective for the Company in its first quarter of fiscal 2016. The Company is currently evaluating the impact of the pending adoption of the ASU on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued and, if so, to disclose that fact. The ASU requires management to make this evaluation for both the annual and interim reporting periods, if applicable. Management is also required to evaluate and disclose whether its plans alleviate that doubt. The ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016.

In May 2014, the FASB issued ASU No. 2014-09—Revenue from Contracts with Customers. The ASU clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards (‘‘IFRS’’) that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provides more useful information to users of the financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The amendments in this update are effective for the annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Full or modified retrospective adoption is required and early application is not permitted. The Company is assessing the impact of the adoption of the ASU on its financial statements, disclosure requirements and methods of adoption.

On April 1, 2015, the FASB proposed a one-year deferral of the effective date for its new revenue standard for public and nonpublic entities reporting under U.S. GAAP. Under the proposal, the standard would be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The proposal also would permit a public entity to adopt the standard as early as the original public entity effective date (i.e., annual reporting periods beginning after December 15, 2016 and interim periods therein). Early adoption prior to that date would not be permitted. The FASB has issued an exposure draft on the proposal and expects to seek public comment with a 30-day comment period.

Note 2 — Inventories

Inventories consisted of the following (in thousands):

	March 31, 2015	December 31, 2014
	(Unaudited)
Finished goods	$29,435	$31,628
Raw materials and packaging	8,392	9,102
Allowances for obsolescence	(1,489)	(2,139)

	$36,338	$38,591

Note 3 - Fair Value Measurement of Assets and Liabilities

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value which is intended to increase consistency and comparability and related disclosures. An asset or liability’s classification is based on the lowest level of input that is significant to the fair value measurement and is disclosed in one of the following three categories:

Level 1—Quoted market prices in active markets for identical assets or liabilities.

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3—Unobservable inputs reflecting the reporting entity’s own assumptions.

The Company’s financial instruments consist of cash, trade accounts receivable, trade accounts payable and long-term debt. Due to their short-term maturity, the carrying amounts of cash, trade accounts receivable and trade accounts payable approximate their fair market values. The carrying and fair values of the Company’s long-term debt were as follows (in thousands):

	March 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Unaudited)	(Unaudited)
Term loan	$275,273	$278,250	$275,611	$278,303
Senior notes	269,191	279,125	268,858	273,625

The fair value of the Term Loan and the Senior Notes was determined using broker quotes (Level 2). The broker quotes are determined on an anlaysis of discounted cash flows together with applicable forward LIBOR rates.

Note 4 — Commitments and Contingencies

Litigation and Other Legal Matters

The Company is subject to various lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

In connection with the Acquisition, Clorox retained liability associated with a potential contract claim and the Company has agreed to indemnify and reimburse Clorox for 50% of the first $5.0 million in costs related to the contract claim. As of March 31, 2015 and December 31, 2014, the Company has accrued $2.5 million in long-term liabilities related to this contingency.

Note 5 — Income taxes

The Company’s effective tax rate was as follows:

	Three months ended
	March 31, 2015	March 31, 2014
	(Unaudited)	(Unaudited)
Effective tax rate	70.4%	89.4%

The Company’s effective tax rate for the three month period ended March 31, 2015 differs from the statutory tax rate, primarily due to U.S. federal manufacturing benefits recognized and state income taxes. Further, the Company’s effective tax rate has decreased for the three month period ended March 31, 2015, as compared to the corresponding period in 2014 primarily as a result of a decrease from the discrete tax charge of $0.4 million recorded during the three month period ended March 31, 2014. The discrete tax charge was primarily the result of an increase in the uncertain tax positions recorded by Clorox, for which the Company has recorded a corresponding benefit in income from operations due to the indemnification agreement between the entities.

Note 6 — Segment Data

The Company manages its business through two geographic segments: North America and International.

•	North America—consists of auto-care products marketed and sold in the United States and Canada. Products within this segment include auto-care products primarily under the Armor All and STP brands.

•	International—consists of products sold outside North America, including Australia, Europe and other international locations. Products within this segment include auto-care products primarily under the Armor All and STP brands.

The Company does not allocate its amortization of intangible assets or interest expense between its North America and International segments but includes them in the tables below under Corporate in order to reconcile the North America and International segments’ performance to the Company’s Condensed Consolidated Statements of Comprehensive Loss. All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

The following summarizes the financial performance of the Company’s operating segments (in thousands):

	Three Months Ended March 31, 2015 (Unaudited)
	North America	International	Corporate	Consolidated
Net sales	$66,383	$16,058	$—	$82,441
Earnings (loss) before income taxes	20,216	1,457	(20,761)	912
Capital expenditures	478	67	—	545
Depreciation of property, plant and equipment and amortization of intangible assets	1,664	121	8,969	10,754
Share based compensation	—	—	—	—

	Three Months Ended March 31, 2014 (Unaudited)
	North America	International	Corporate	Consolidated
Net sales	$61,567	$18,992	$—	$80,559
Earnings (loss) before income taxes	18,758	3,003	(21,060)	701
Capital expenditures	276	52	—	328
Depreciation of property plant and equipment and amortization of intangible assets	1,577	122	9,111	10,810
Share based compensation	24	3	—	27

Note 7 — Financial Information for the Company and Its Subsidiaries

The Company’s payment obligations under the Senior Notes are guaranteed, jointly and severally, by all of the Company’s wholly owned domestic subsidiaries which guarantee the obligations of the Company under the Credit Facility. These guarantees are full and unconditional, subject, in the case of the subsidiary guarantors, to customary release provisions. The Company conducts substantially all of its business through its subsidiaries. In servicing payments to be made on the Senior Notes and other indebtedness, and to satisfy other liquidity requirements, the Company will rely, in large part, on cash flows from these subsidiaries, mainly in the form of dividends, royalties and advances or payments on account of intercompany loan arrangements. The ability of these subsidiaries to make dividend payments to the Company will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

The following supplemental condensed consolidating financial information sets forth balance sheets, statements of comprehensive (loss) income and statements of cash flows for the Company, the guarantor subsidiaries, the non-guarantor subsidiaries and elimination entries necessary to consolidate the Company and its subsidiaries. This information is presented in lieu of separate financial statements and other related disclosures pursuant to Regulation S-X Rule 3-10 of the Securities Exchange Act of 1934, as amended, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

The operating and investing activities of the separate legal entities are fully interdependent and integrated. Accordingly, the results of the separate legal entities are not representative of what the operating results would be on a standalone basis.

Condensed Consolidating Balance Sheet (Unaudited)

March 31, 2015

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash	$4,515	$—	$6,322	$—	$10,837
Accounts receivable, net	—	74,583	16,946	—	91,529
Inventories	—	26,459	9,879	—	36,338
Due from Parent	269	—	—	—	269
Due from IDQ	88	—	—	—	88
Other current assets	84,211	(74,644)	2,434	—	12,001

Total current assets	89,083	26,398	35,581	—	151,062

Property, plant and equipment, net	6,607	16,295	2,011	—	24,913
Goodwill	—	310,576	42,654	—	353,230
Intangible assets, net	—	231,734	26,043	(3,042)	254,735
Investment in subsidiaries	581,808	95,268	—	(677,076)	—
Investment in affiliate	10,000	—	—	—	10,000
Deferred financing costs and other assets, net	1,787	85	—	—	1,872

Total assets	$689,285	$680,356	$106,289	$(680,118)	$795,812

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$488	$15,607	$3,762	$—	$19,857
Accrued expenses and other current liabilities	23,628	7,661	7,196	—	38,485
Current portion of long-term debt	3,000	—	—	—	3,000

Total current liabilities	27,116	23,268	10,958	—	61,342

Long-term debt, less discount and current portion	541,464	—	—	—	541,464
Other liability	2,500	—	—	—	2,500
Deferred income taxes	(4,039)	75,280	63	—	71,304

Total liabilities	567,041	98,548	11,021	—	676,610
Shareholder’s equity	122,244	581,808	95,268	(680,118)	119,202

Total liabilities and shareholder’s equity	$689,285	$680,356	$106,289	$(680,118)	$795,812

Condensed Consolidating Balance Sheet

December 31, 2014

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash	$7,396	$—	$5,655	$—	$13,051
Accounts receivable	—	51,565	16,332	—	67,897
Inventory	—	29,320	9,271	—	38,591
Due from IDQ	830	—	—	—	830
Other current assets	84,235	(75,081)	1,826	—	10,980

Total current assets	92,461	5,804	33,084	—	131,349

Property, plant and equipment	6,949	17,039	2,257	—	26,245
Goodwill	—	310,576	46,213	—	356,789
Intangible assets net	—	239,279	29,517	(2,348)	266,448
Investment in subsidiaries	583,849	101,430	—	(685,279)	—
Investment in affiliates	10,000	—	—	—	10,000
Deferred financing costs and other assets, net	2,070	88	—	—	2,158

Total assets	$695,329	$674,216	$111,071	$(687,627)	$792,989

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$296	$11,590	$2,264	$—	$14,150
Accrued expenses and other current liabilities	19,340	3,861	7,330	—	30,531
Due to Parent	29	—	—	—	29
Current portion of long-term debt	3,000	—	—	—	3,000

Total current liabilities	22,665	15,451	9,594	—	47,710

Long term debt, less discount and current portion	541,469	—	—	—	541,469
Other liabilities	2,500	—	—	—	2,500
Deferred income taxes	(543)	74,916	47	—	74,420

Total liabilities	566,091	90,367	9,641	—	666,099
Shareholder’s equity	129,238	583,849	101,430	(687,627)	126,890

Total liabilities and shareholder’s equity	$695,329	$674,216	$111,071	$(687,627)	$792,989

Condensed Consolidating Statement of Comprehensive (Loss) Income (Unaudited)

Three months ended March 31, 2015

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$72,314	$17,230	$(7,103)	$82,441
Cost of products sold	—	40,937	13,004	(7,103)	46,838

Gross profit	—	31,377	4,226	—	35,603

Operating expenses:
Selling and administrative expenses	5,059	2,623	2,825	—	10,507
Advertising costs	—	1,587	1,056	—	2,643
Research and development costs	—	571	4	—	575
Amortization of acquired intangible assets	—	7,545	1,423	—	8,968

Total operating expenses	5,059	12,326	5,308	—	22,693

Operating (loss) profit	(5,059)	19,051	(1,082)	—	12,910

Non-operating expenses:
Interest expense	11,790	—	3	—	11,793
Other expense, net	(67)	139	133	—	205

(Loss) earnings before provision for income taxes	(16,782)	18,912	(1,218)	—	912
Provision for income taxes	335	3	304	—	642
Equity earnings (loss) of subsidiaries, net of taxes	17,387	(1,522)	—	(15,865)	—

Net earnings (loss)	$270	$17,387	$(1,522)	$(15,865)	$270

Other comprehensive loss:
Foreign currency translation	(7,958)	(7,958)	(7,958)	15,916	(7,958)

Comprehensive loss (income)	$(7,688)	$9,429	$(9,480)	$51	$(7,688)

Condensed Consolidating Statement of Comprehensive (Loss) Income (Unaudited)

Three months ended March 31, 2014

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated

Net sales	$—	$66,428	$20,359	$(6,228)	$80,559
Cost of products sold	—	33,765	14,117	(6,228)	41,654

Gross profit	—	32,663	6,242	—	38,905

Operating expenses:
Selling and administrative expenses	5,729	2,941	2,882	—	11,552
Advertising costs	—	3,924	1,481	—	5,405
Research and development costs	—	608	—	—	608
Amortization of acquired intangible assets	—	7,545	1,566	—	9,111

Total operating expenses	5,729	15,018	5,929	—	26,676

Operating (loss) profit	(5,729)	17,645	313	—	12,229

Non-operating expenses:
Interest expense	11,949	—	—	—	11,949
Other expense, net	(425)	—	4	—	(421)

(Loss) earnings before (benefit) provision for income taxes	(17,253)	17,645	309	—	701
Benefit (provision) for income taxes	6,406	(6,775)	(258)	—	(627)
Equity earnings (loss) of subsidiaries, net of taxes	10,921	51	—	(10,972)	—

Net earnings (loss)	$74	$10,921	$51	$(10,972)	$74

Other comprehensive (loss) income:
Foreign currency translation	(1,892)	(1,892)	(1,892)	3,784	(1,892)

Comprehensive (loss) income	$(1,818)	$9,029	$(1,841)	$(7,188)	$(1,818)

Condensed Consolidating Statement of Cash Flows (Unaudited)

Three months ended March 31, 2015

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$270	$17,387	$(1,522)	$(15,865)	$270
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,622	8,628	1,651	—	11,901
Deferred income taxes	(3,496)	364	16	—	(3,116)
Equity earnings of subsidiaries, net of taxes	(17,387)	1,522	—	15,865	—
Other	—	28	38	—	66
Cash effect of changes in:
Accounts receivable, net	—	(23,046)	(652)	—	(23,698)
Inventories	—	2,861	(608)	—	2,253
Other current assets	(85)	(437)	(609)	—	(1,131)
Due from/(to) IDQ	742	—	—	—	742
Accounts payable and accrued liabilities	4,479	7,820	1,362	—	13,661
Intercompany and other	11,863	(14,788)	1,436	—	(1,489)

Net cash provided by (used in) operating activities:	(1,992)	339	1,112	—	(541)

Cash flows from investing activities:
Capital expenditures	(139)	(339)	(67)	—	(545)
Acquisition, net	—	—	—	—	—

Net cash used in investing activities	(139)	(339)	(67)	—	(545)

Cash flows from financing activities:
Principal payments on term loan	(750)	—	—	—	(750)
Payment of advance from Parent	—	—	—	—	—

Net cash used in by financing activities	(750)	—	—	—	(750)

Effect of exchange rate changes on cash	—	—	(378)	—	(378)

Net increase in cash	(2,881)	—	667	—	(2,214)
Cash at beginning of period	7,396	—	5,655	—	13,051

Cash at end of period	$4,515	$—	$6,322	$—	$10,837

Condensed Consolidating Statement of Cash Flows (Unaudited)

Three months ended March 31, 2014

	Issuer	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$74	$10,921	$51	$(10,972)	$74
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,550	8,577	1,792	—	11,919
Share-based compensation	27	—	—	—	27
Deferred income taxes	(16)	(3,060)	(22)	—	(3,098)
Equity earnings of subsidiaries, net of taxes	(10,921)	(51)	—	10,972	—
Other	—	—	2	—	2
Cash effect of changes in:
Accounts receivable	72	(18,215)	(587)	—	(18,730)
Inventories	—	(2,163)	(423)	—	(2,586)
Prepaid taxes	(6,432)	9,262		—	2,830
Other current assets	(216)	34	(269)	—	(451)
Accounts payable and accrued liabilities	7,537	13,171	1,228	—	21,936
Intercompany and other	18,277	(18,406)	231	—	102

Net cash provided by operating activities	9,952	70	2,003	—	12,025

Cash flows from investing activities:
Capital expenditures	(206)	(70)	(52)	—	(328)
Acquisition, net	(10,000)	—	—	—	(10,000)

Net cash used in investing activities	(10,206)	(70)	(52)	—	(10,328)

Cash flows from financing activities:
Principal payments on term loan	(9,750)				(9,750)
Prin Payment of advance from Parent	(50)	—	—	—	(50)

Net cash provided by financing activities	(9,800)	—	—	—	(9,800)

Effect of exchange rate on cash	—	—	32	—	32

Net increase (decrease) in cash	(10,054)	—	1,983	—	(8,071)
Cash at beginning of period	14,843	—	6,410	—	21,253

Cash at end of period	$4,789	$—	$8,393	$—	$13,182

Note 8 — Investment in Affiliate and Related Party Transactions

On March 17, 2014, the Company paid $10.0 million to acquire a non-controlling equity interest in IDQ Acquisition Corp. (“IDQ”) and also paid $1.2 million in transaction fees and closing costs. The investment is accounted for under the cost method of accounting. The transaction fees and closing costs included $0.3 million paid to a board member for services rendered in connection with the transaction. The transaction fees and closing costs are reported in selling and administrative expenses on the Consolidated Statements of Comprehensive Loss. On the same date, Parent acquired a controlling equity interest in IDQ. In connection with the investment, the Company entered into a Shared Services Agreement with IDQ and Parent pursuant to which certain services are provided by one party to another, as agreed by the Company and IDQ, with the purpose of utilizing the assets and operations of each company to increase sales and lower the combined costs for the mutual benefit of both IDQ and the Company. During the three months ended March 31, 2015, the Company charged IDQ $2.2 million for shared services while IDQ charged the Company $2.1 million, principally relating to the selling, general and administrative costs and which is reflected on a net basis in selling, general and administrative expense in the Company’s consolidated statements of comprehensive loss.

During the three month period ended March 31, 2015, the Company made payments of approximately $0.4 million in management fees to Avista Capital Holdings, L.P. for their consulting, advisory and monitoring services to the Company.

Note 9 — Subsequent Events

On April 28, 2015, AAG Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Brands Holdings, Inc. (“Spectrum Brands Holdings”), Ignite Merger Sub, Inc. (“Ignite”), a direct wholly owned subsidiary of Spectrum Brands, Inc., and Avista Capital Partners II GP, LLC, as representative of the stockholders and the optionholders of AAG Parent. Under the Merger Agreement, Ignite will be merged with and into AAG Parent and AAG Parent will continue as the surviving corporation. The merger consideration is approximately $1.4 billion (subject to customary adjustments for cash, debt, net working capital and transaction-related expenses described in the Merger Agreement), which will be paid entirely in cash. The obligations of the parties to complete the merger are subject to various customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and, in the case of Spectrum Brands Holdings’ obligation to complete the acquisition, the accuracy of representations and warranties, material compliance by the AAG Parent with certain preclosing covenants and no material adverse change in AAG Parent since the date of the Merger Agreement. The Merger Agreement may be terminated by mutual consent of AAG Parent and Spectrum Brands Holdings and under certain other circumstances, including by AAG Parent or Spectrum Brands Holdings if the closing of the merger has not occurred by June 30, 2015. The total amount of unrecognized compensation expense for the Company’s employees under the 2010 AAG Parent Option Plan is approximately $2.9 million. This expense is expected to be recorded upon closing of the merger during the second quarter of our fiscal 2015.

The Company has evaluated events from the balance sheet date through May 11, 2015, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.